Exhibit 1.1

$200,000,000

Southern Star Central Corp.

6.75% Senior Notes due 2016

PURCHASE AGREEMENT

April 6, 2006

Lehman Brothers Inc.

Credit Suisse Securities (USA) LLC

As representatives (the “Representatives”) of the Initial Purchasers

c/o Lehman Brothers Inc.

745 Seventh Avenue, Fourth Floor

New York, New York 10019

Dear Sirs:

Southern Star Central Corp., a Delaware corporation (the “Company”), proposes, upon the terms and conditions set forth herein, to issue and sell to Lehman Brothers Inc. and Credit Suisse Securities (USA) LLC (collectively, the “Initial Purchasers”), $200,000,000 in aggregate principal amount of its 6.75% Senior Notes due 2016 (the “Notes”). The Notes will have terms and provisions which are summarized in the Final Offering Memorandum (as defined below). The Notes are to be issued pursuant to an Indenture (the “Indenture”) to be dated as of April 13, 2006 (the “Closing Date”), among the Company and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”).

This Agreement, the Indenture, the Notes, the Exchange Notes (as defined below), and the Registration Rights Agreement (as defined below) are referred to in this Agreement collectively as the “Transaction Documents”. Unless otherwise noted, all references herein to the Company’s Subsidiaries (as defined below) will include all direct and indirect subsidiaries of the Company.

This is to confirm the agreement concerning the purchase of the Notes from the Company by the Initial Purchasers.

1. Preliminary Offering Memorandum, Pricing Term Sheet and Final Offering Memorandum. The Notes will be offered and sold to the Initial Purchasers without registration under the U.S. Securities Act of 1933, as amended (the “Act”), in reliance on an exemption pursuant to Section 4(2) under the Act. In connection therewith, the Company has prepared a preliminary offering memorandum, dated April 4, 2006 (the “Preliminary Offering Memorandum”), a pricing term sheet attached hereto as Schedule I (the “Pricing Term Sheet”) setting forth the final terms of the Notes and will promptly prepare an offering memorandum, dated April 6, 2006 (as amended or supplemented, the “Final Offering Memorandum”). Each of the Preliminary Offering Memorandum and the Final Offering Memorandum sets forth certain information concerning the Company and the Notes. The Preliminary Offering Memorandum, as amended and supplemented immediately prior to the Applicable Time (as defined below), together with the Pricing Term Sheet and any Free Writing Offering Document (as defined below) issued on or prior to the Applicable Time (other than any road show or investor presentation made to investors by the Company, whether in person or electronically), is herein referred to as the “Disclosure Package.” The Company hereby confirms that it has authorized the use of the Disclosure Package and the Final Offering Memorandum in connection with the offer and sale of the Notes by the Initial Purchasers. “Applicable Time” means 4:00 p.m. (Eastern Standard Time) on April 6, 2006 or such other time as agreed by the Company and the Representatives.

It is understood and acknowledged that upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Act, the Notes (and all securities issued in exchange therefor or in substitution thereof) will bear the following legend (along with such other legends as required by the Indenture):

“THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR OTHER SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE RE-OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING ITS NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT PRIOR TO (X) THE DATE WHICH IS TWO YEARS (OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144(K) UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THEREUNDER) AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF (OR OF ANY PREDECESSOR OF THIS NOTE) OR THE LAST DAY ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF THIS NOTE) AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW (THE “RESALE RESTRICTION TERMINATION DATE”), OFFER, SELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE COMPANY, (B) PURSUANT TO A

REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A INSIDE THE UNITED STATES, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND; PROVIDED THAT THE COMPANY, THE TRUSTEE AND THE REGISTRAR SHALL HAVE THE RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSE (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM AND (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATION OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THE NOTE IS COMPLETED AND DELIVERED BY THIS TRANSFEROR TO THE TRUSTEE. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.”

You have advised the Company that you will make offers (the “Exempt Resales”) of the Notes purchased by you hereunder on the terms set forth in the Disclosure Package, solely to (i) persons whom you reasonably believe to be “qualified institutional buyers” as defined in Rule 144A under the Act (“QIBs”) and (ii) non-U.S. persons outside the United States in offshore transactions in reliance on Regulation S under the Act. Those persons specified in clauses (i) and (ii) are referred to herein as the “Eligible Purchasers”. You will offer the Notes to Eligible Purchasers initially at a price equal to 99.704% of the principal amount thereof. Such price may be changed at any time without notice.

Holders (including subsequent transferees) of the Notes will have the registration rights set forth in the registration rights agreement in the form of Exhibit B hereto (the “Registration Rights Agreement”), between the Company and the Initial Purchasers, to be dated the Closing Date, for so long as such Notes constitute Transfer Restricted Securities (as defined in the Registration Rights Agreement). Pursuant to the Registration Rights Agreement, the Company agrees to file with the U.S. Securities and Exchange Commission (the “Commission”) under the circumstances set forth therein (i) a registration statement under the Act (the “Exchange Offer

Registration Statement”) relating to the Company’s 6.75% Senior Notes due 2016 (the “Exchange Notes”) to be offered in exchange for the Notes (such offer to exchange being referred to as the “Exchange Offer”) and (ii) under certain circumstances, a shelf registration statement pursuant to Rule 415 under the Act (the “Shelf Registration Statement”; together with the Exchange Offer Registration Statement, the “Registration Statements”) relating to the resale by certain holders of the Notes and to use its commercially reasonable efforts to cause such Registration Statements to be declared effective.

2. Representations, Warranties and Agreements of the Company. The Company represents, warrants and agrees that:

(a) The Preliminary Offering Memorandum and Final Offering Memorandum have been prepared by the Company for use by the Initial Purchasers in connection with the Exempt Resales. No order or decree preventing the use of the Preliminary Offering Memorandum or the Final Offering Memorandum, or any order asserting that the transactions contemplated by this Agreement are subject to the registration requirements of the Act, has been issued and no proceeding for that purpose has commenced or is pending or, to the knowledge of the Company, is contemplated.

(b) The Preliminary Offering Memorandum, as of its date, did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Disclosure Package, at the Applicable Time, did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Final Offering Memorandum as of its date and on the Closing Date did not and will not (and any amendment or supplement thereto, at the date thereof and at the Closing Date will not) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; except that this representation and warranty does not apply to statements in or omissions from the Preliminary Offering Memorandum, the Disclosure Package or Final Offering Memorandum or any such amendment or supplement made in reliance upon and in conformity with information relating to the Initial Purchasers furnished to the Company through the Representatives in writing by or on behalf of the Initial Purchasers expressly for use therein.

(c) The Company has not and will not make any offer to sell or solicitation of an offer to buy the Notes that would constitute a “free writing prospectus” (if the offering of the Notes was made pursuant to a registered offering under the Securities Act), as defined in Rule 405 under the Securities Act (a “Free Writing Offering Document”)) without the prior consent of the Representatives; any such Free Writing Offering Document the use of which has been previously consented to by the Initial Purchasers is set forth substantially in form and substance as attached hereto on Schedule II; if at any time following issuance of a Free Writing Offering Document any event occurred or occurs as a result of which such Free Writing Offering Document conflicts with the information in the Preliminary Offering Memorandum, the Disclosure Package or the Final Offering Memorandum or, when taken together with the information in the Preliminary Offering Memorandum, the Disclosure Package or the Final

Offering Memorandum, includes an untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances then prevailing, not misleading, promptly after becoming aware thereof, the Company will give notice thereof to the Initial Purchasers through the Representatives and, if requested by the Representatives, will prepare and furnish without charge to each Initial Purchaser a Free Writing Offering Document or other document which will correct such conflict, statement or omission.

(d) The industry-related, market-related and customer-related data and estimates included under the captions “Summary” and “Business” in the Disclosure Package and the Final Offering Memorandum are based on or derived from sources which the Company believes to be reliable and accurate or represent the Company’s good faith estimates that are made on the basis of data derived from such sources.

(e) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, and has all corporate power and authority necessary to hold its properties and to conduct the business in which it is engaged except where the failure to be so qualified or in good standing would not individually or in the aggregate, have a material adverse effect on the condition, financial or otherwise, stockholder’s equity, results of operations or business of the Company and its Subsidiaries, taken as a whole, or the authority or the ability of the Company to perform its obligations under the Transaction Documents (a “Material Adverse Effect”).

(f) The entities listed on Schedule III hereto are all of the direct and indirect subsidiaries of the Company (the “Subsidiaries”); each Subsidiary of the Company is duly incorporated or organized and validly existing as a corporation or other applicable legal entity, as the case may be, in good standing (to the extent such qualification exists) under the laws of the jurisdiction of its incorporation or organization, with corporate or other requisite power and authority to own its properties and conduct its business as described in the Disclosure Package and the Final Offering Memorandum, and each Subsidiary is in good standing as a foreign corporation or other applicable legal entity (to the extent such qualification exists), as the case may be, in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

(g) The Company has an authorized capitalization, as of December 31, 2005, as set forth in the Disclosure Package and the Final Offering Memorandum, and all of the issued shares of common stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable and are owned, directly or indirectly, by EFS-SSCC Holdings, LLC (“Holdings”) and all of the issued shares of capital stock or ownership interests as the case may be of each Subsidiary have been duly authorized and validly issued and, in the case of capital stock, are fully paid and non-assessable and (except for pledges in favor of Deutsche Bank Trust Company Americas, as collateral agent (the “Collateral Agent”) under the Pledge Agreement, dated as of August 8, 2003, by and among the Company, Deutsche Bank Trust Company Americas, as trustee and the Collateral Agent) will be as of the Closing Date owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities, claims or adverse interests, except as set forth in or contemplated in the Disclosure Package and the Final Offering Memorandum.

(h) The Company has all requisite corporate power and authority to enter into the Indenture and perform its obligations thereunder. The Indenture has been duly and validly authorized by the Company. Assuming due authorization, execution and delivery by the Trustee, the Indenture, upon its execution and delivery, will constitute the valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing. No qualification of the Indenture under the U.S. Trust Indenture Act of 1939, as amended (the “1939 Act”), is required in connection with the offer and sale of the Notes contemplated hereby or in connection with the Exempt Resales. On the Closing Date, the Indenture will conform in all material respects to the requirements of the 1939 Act and the rules and regulations of the Commission applicable to an indenture that is qualified thereunder.

(i) The Company has all requisite corporate power and authority to sell and issue the Notes and perform its obligations thereunder. The Notes have been duly and validly authorized by the Company for issuance and sale pursuant to this Agreement and the Indenture and, when duly executed by the Company in accordance with the terms of the Indenture and, assuming due authentication of the Notes by the Trustee, upon delivery to the Initial Purchasers against payment therefor in accordance with the terms hereof, will be in the form contemplated by the Indenture and will have been validly issued and delivered, and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.

(j) There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, to the extent such Act, rules and regulations are applicable to the Company.

(k) The Company has all requisite corporate power and authority to issue the Exchange Notes and perform its obligations thereunder. The Exchange Notes have been duly and validly authorized by the Company. If and when duly issued and authenticated in accordance with the terms of the Indenture and delivered in accordance with the Exchange Offer, the Exchange Notes will be in the form contemplated by the Indenture and will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.

(l) The Company has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Company.

(m) The issuance and sale of the Notes on the Closing Date, the compliance by the Company with all of the provisions of the Notes and the Exchange Notes, the execution, delivery and performance of this Agreement, the Registration Rights Agreement and the Indenture by the Company and the consummation of the transactions contemplated hereby and by each of the foregoing documents (i) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the material property or assets of the Company or any of its Subsidiaries is subject, (ii) will not result in any violation of the provisions of the charter, by-laws or other constituent documents of the Company or any of its Subsidiaries, (iii) will not violate any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties or assets except for such violations that would not individually or in the aggregate have a Material Adverse Effect, (iv) will not result in the imposition or creation of (or the obligation to create or impose) a material lien, encumbrance, equity, claim or adverse interest under any agreement or instrument to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or their respective properties or assets is bound, or (v) will not result in the suspension, termination or revocation of any Material Authorization (as defined below) of the Company or any of the Subsidiaries or any other impairment of the rights of the holder of any such Material Authorization. No consent, approval, authorization or order of, or filing or registration with, any such court or governmental agency or body is required for the issue and sale of the Notes or the execution, delivery and performance of this Agreement, the Registration Rights Agreement or the Indenture by the Company and the consummation of the transactions contemplated hereby and by each of the foregoing documents, except for the filing of one or more registration statements by the Company with the Commission pursuant to the Act as required by the Registration Rights Agreement and the order by the Commission in declaring such registration statements effective, and such consents, approvals, authorizations, orders, filings, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Notes by the Initial Purchasers in the manner contemplated hereby and by the Disclosure Package and the Final Offering Memorandum.

(n) There are no contracts, agreements or understandings between the Company, on the one hand, and any person, on the other hand, granting such person the right to require the Company to file a registration statement under the Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities registered pursuant to the Registration Statements or in any securities being registered pursuant to any other registration statement filed by the Company under the Act.

(o) During the six-month period preceding the date of the Disclosure Package and the Final Offering Memorandum, none of the Company, any of its respective affiliates or any other person acting on its behalf has offered or sold to any person any Notes or any securities of the same or a similar class as the Notes, other than Notes offered or sold to the Initial Purchasers hereunder and for the avoidance of doubt, other than the concurrent offering of up to $230.0 million of Senior Notes due 2016 by Southern Star Central Gas Pipeline, Inc. The Company will take all necessary precautions designed to insure that any offer or sale, direct or indirect, in the United States or to any U.S. person (as defined in Rule 902 under the Act) of any Notes or any substantially similar security issued by the Company, within six months subsequent to the date on which the distribution of the Notes has been completed (as notified to the Company by the Initial Purchasers), is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Notes in the United States and to U.S. persons contemplated by this Agreement as transactions exempt from the registration provisions of the Act, including any sales pursuant to Rule 144A under, or Regulation D or S of, the Act.

(p) The historical financial statements (including the related notes and supporting schedules) included in the Disclosure Package and the Final Offering Memorandum present fairly the financial condition, results of operations, changes in financial position and cash flows of the Company and its subsidiaries on the basis stated therein at the respective dates or for the respective periods to which they apply, (ii) such statements and related schedules and notes have been prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved, (iii) the supporting schedules, if any, included in the Disclosure Package and the Final Offering Memorandum present fairly the information required to be stated therein in accordance with generally accepted accounting principles in the United States, and (iv) the other financial information and data set forth in the Disclosure Package and the Final Offering Memorandum are, in all material respects, accurately presented and prepared on a basis consistent with such financial statements (including the related notes and supporting schedules) and the books and records of the Company.

(q) Ernst & Young, LLP, who have certified certain financial statements of the Company and who have delivered the initial letters referred to in Section 7(d) hereof, are independent registered public accountants as required by the Act and the rules and regulations promulgated thereunder (the “Rules and Regulations”) and were independent accountants as required by the Act and the Rules and Regulations during the periods covered by the financial statements on which they reported contained in the Preliminary Offering Memorandum and the Final Offering Memorandum.

(r) Each of the Company and its Subsidiaries (i) makes and keeps accurate books and records and (ii) maintains internal accounting controls which provide reasonable assurance that (A) transactions are executed in accordance with management’s authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (C) access to its assets is permitted only in accordance with management’s authorization and (D) the reported accountability for its assets is compared with existing assets at reasonable intervals.

(s) Since the date as of which information is given in the Disclosure Package through the date hereof, and except as may otherwise be disclosed in the Disclosure Package and the Final Offering Memorandum, neither the Company nor any of its Subsidiaries has (i) issued or granted any securities, (ii) incurred any material liability or obligation, direct or contingent, other than liabilities and obligations which were incurred in the ordinary course of business, (iii) entered into any material transaction not in the ordinary course of business or (iv) declared or paid any dividend on its capital stock.

(t) Neither the Company nor any of its Subsidiaries has sustained, since the date of the latest audited financial statements included in the Disclosure Package and the Final Offering Memorandum, any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, or otherwise or that would, individually or in the aggregate, result in a Material Adverse Effect other than as set forth or contemplated in the Disclosure Package and the Final Offering Memorandum; and, since such date, other than as described or contemplated in the Disclosure Package and the Final Offering Memorandum there has not been any change in the capital stock or material increase in the long-term debt of the Company or any of its Subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the management, condition, financial or otherwise, stockholder’s equity, results of operations, business or prospects of the Company or any of its Subsidiaries, other than as set forth or contemplated in the Disclosure Package and the Final Offering Memorandum.

(u) The Company and its Subsidiaries have good and marketable title in fee simple to, or valid rights of way, easements, leaseholds, licenses and consents to use, all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances, equities or claims except such as are described in the Disclosure Package and the Final Offering Memorandum or would not, individually or in the aggregate, have a Material Adverse Effect and do not materially interfere with the use made or to be made of such property by the Company and its Subsidiaries.

(v) Except as set forth in the Disclosure Package and the Final Offering Memorandum, each of the Company and the Subsidiaries has such permits, licenses, consents, exemptions, franchises, authorizations, certificates, filed tariffs and other approvals (each, an “Authorization”) of, and has made all filings with and notices to, all governmental or regulatory authorities (whether domestic or foreign) and all courts and other tribunals, including, without limitation, under any applicable environmental law, ordinance, rule, regulation, order, judgment, decree or permit, as are necessary to, as relevant, own, lease, license or operate its respective properties and to conduct its business, except where the failure to have any such Authorization or to make any such filing or notice would not, individually or in the aggregate, have a Material Adverse Effect (each such Authorization, a “Material Authorization”); each Material Authorization is valid and in full force and effect and each of the Company and the Subsidiaries is in compliance with all the terms and conditions thereof and with the rules and regulations of the authorities and governing bodies having jurisdiction with respect thereto except as would not have a Material Adverse Effect; and no event has occurred (including, without limitation, the receipt of any notice from any authority or governing body) which allows or, after notice or lapse of time or both, would allow, revocation, suspension or termination of any such Material Authorization or results or, after notice or lapse of time or both, would result in any other impairment of the rights of the holder of any such Material Authorization; and such Material Authorizations contain no restrictions that are burdensome to the Company or any of its subsidiaries, except where such failure to be valid and in full force and effect or to be in compliance, the occurrence of any such event or the presence of any such restriction would not, individually or in the aggregate, have a Material Adverse Effect.

(w) The Company and its Subsidiaries carry or are covered by insurance in such amounts and covering such risks as is adequate in all material respects for the conduct of their respective businesses and the value of their respective properties and as is customary for companies engaged in similar businesses in similar industries. Neither the Company nor any of its Subsidiaries (i) has received notice from any insurer or agent of such insurer that substantial capital improvements or other material expenditures will have to be made in order to continue such insurance or (ii) to its knowledge will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that would not, individually or in the aggregate, have a Material Adverse Effect.

(x) The Company and its Subsidiaries own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, inventions, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and licenses necessary for the conduct of their respective businesses and have no reason to believe that the conduct of their respective businesses will conflict with, and have not received any notice of infringement of or conflict with asserted rights of others with respect to, any of such intellectual property that, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

(y) The statements in the Disclosure Package and the Final Offering Memorandum under the headings “Description of Notes” and “Material United States Federal Income Tax Considerations” fairly summarize the matters therein described.

(z) Except as described in the Disclosure Package and the Final Offering Memorandum, there are no legal or governmental proceedings pending to which the Company or any of its Subsidiaries is a party or of which any property or assets of the Company or any of its Subsidiaries is the subject that if determined adversely to the Company and its Subsidiaries would, individually or in the aggregate, have a Material Adverse Effect; and to the best of the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(aa) No labor disturbance by the employees of the Company or any of its Subsidiaries exists or, to the knowledge of the Company, is imminent that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(bb) Each “employee benefit plan” as defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”), as to which the Company and/or any of its Subsidiaries has or could have any liability, is in compliance in all material respects with all applicable provisions of ERISA and the U.S. Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”), each such employee benefit plan has been established and administered in accordance with its terms and each of the Company and its Subsidiaries is in compliance in all material respects with its obligations under ERISA and the Code with respect to each such employee benefit plan; no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred with respect to any “employee benefit plan” for which the Company and/or any of its Subsidiaries could have any liability, except as could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect; each of the Company and its Subsidiaries has not incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or complete or partial withdrawal from, any “employee benefit plan” or (ii) Section 412, 4971 or 4975 of the Code; and each “employee benefit plan” for which each of the Company and its Subsidiaries could have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification, except as could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

(cc) Each of the Company and its Subsidiaries has filed all federal, state and local income and franchise tax returns required to be filed through the date hereof (taking all valid extension requests into account) other than such returns for which the failure to file would not, individually or in the aggregate, result in a Material Adverse Effect and has paid all taxes shown as due thereon, other than those taxes (i) currently payable without penalty or interest or (ii) being contested in good faith and by appropriate proceedings and for which, in the case of both (i) and (ii), adequate reserves have been established on the books and records of the Company or its Subsidiaries in accordance with generally accepted accounting principles. No tax deficiency has been assessed against the Company or any of its Subsidiaries which has had (nor does the Company have any knowledge of any proposed assessment of a tax deficiency against the Company or any of its Subsidiaries which, if assessed against the Company or any of its Subsidiaries would result in), individually or in the aggregate, a Material Adverse Effect.

(dd) None of the Company or any of its Subsidiaries (i) is in violation of its charter or by-laws, (ii) is in default, and, no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject or (iii) is in violation of any law, ordinance, governmental rule, regulation or court decree to which it or its property or assets may be subject or has failed to obtain any license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of its property or to the conduct of its business, except, in the case of clauses (ii) and (iii), which default or violation would not, individually or in the aggregate, result in a Material Adverse Effect.

(ee) Except as set forth in the Disclosure Package and the Final Offering Memorandum, there has been no violation of any applicable law, ordinance, rule, regulation, order, judgment, decree or permit relating to the protection of natural resources, human health or the environment (“Environmental Law”) or storage, disposal, generation, manufacture, refinement, transportation, handling or treatment of toxic wastes, medical wastes, hazardous wastes, hazardous substances or any other material that is regulated under, or that could result in the imposition of liability under, any Environmental Law, including ,without limitation, asbestos, polychlorinated biphenyls, petroleum and petroleum products, natural gas, liquefied natural gas, natural gas condensates, natural gas liquids, and similar material (“Hazardous Substances”) by the Company or any of its Subsidiaries (or, to the knowledge of the Company, any of their predecessors in interest) at, upon or from any of the property now or previously owned, leased or operated by the Company or its Subsidiaries in violation of any Environmental Law or which would require remedial action under any Environmental Law, except for any violation, remedial action or liability which would not have, individually or in the aggregate with all such violations, remedial actions and liabilities, a Material Adverse Effect; there has been no spill, discharge, leak, emission, injection, escape, dumping or release of any kind onto or emanating from such property of any Hazardous Substances due to or caused by the Company or any of its Subsidiaries or with respect to which the Company has knowledge, except for any such spill, discharge, leak, emission, injection, escape, dumping or release which would not have, individually or in the aggregate with all such spills, discharges, leaks, emissions, injections, escapes, dumpings and releases, a Material Adverse Effect.

(ff) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act) which (i) are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer or persons performing similar functions within those entities and (ii) are effective in all material respects to perform the functions for which they were established.

(gg) Based on the evaluation of its disclosure controls and procedures, the Company is not aware of (i) any significant deficiency in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(hh) Since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect the Company’s internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses, except as have been implemented or planned in compliance with applicable governmental requirements.

(ii) Except for this Agreement, the Company is not party to any agreement which grants any Person the right to purchase any or all of the Notes.

(jj) Except as described in the Disclosure Package and the Final Offering Memorandum, there are no contractual, legal, regulatory or other restrictions on the ability of the

Company’s Subsidiaries to (i) make any distributions or loans to the Company, except for any restrictions that the Federal Energy Regulatory Commission (“FERC”) may impose under a cash management program of the Company and its Subsidiaries pursuant to FERC’s regulation of cash management programs, or (ii) declare or pay dividends to the Company, except such restrictions as are provided in Section 12 of the Natural Gas Act of 1938, as amended, with respect to certain dividend payments from capital accounts and in Section 170(a) of the Delaware General Corporation Law.

(kk) There are no contracts or other documents which would be required to be described in the Disclosure Package and the Final Offering Memorandum if the Disclosure Package and the Final Offering Memorandum were each a prospectus included in a registration statement on Form S-1 that has not been so described therein.

(ll) No relationship, direct or indirect, exists between or among the Company and its Subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company and its Subsidiaries, on the other hand, which would be required to be described in the Disclosure Package and the Final Offering Memorandum if the Disclosure Package and the Final Offering Memorandum were each a prospectus included in a registration statement on Form S-1 that has not been so described therein.

(mm) None of the Company, nor to its knowledge, any of its Subsidiaries has taken, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company in connection with this transaction or prohibited by Regulation M under the Securities Act.

(nn) Each certificate signed by any officer of the Company and delivered to the Initial Purchasers or counsel to the Initial Purchasers pursuant to this Agreement shall be deemed to be a representation and warranty by the Company to the Initial Purchasers as to the matters covered thereby.

(oo) When the Notes are issued and delivered pursuant to this Agreement, such Notes will not be of the same class (within the meaning of Rule 144A under the Act) as any securities that are listed on a national securities exchange registered under Section 6 of the Exchange Act or that are quoted in a United States automated inter-dealer quotation system.

(pp) The Company is not, and after giving effect to the offering and sale of the Notes and the application of the proceeds of the Notes as described under the caption “Use of Proceeds” in the Disclosure Package and the Final Offering Memorandum will not be, an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended (the “1940 Act”).

(qq) Assuming (i) that the representations and warranties of the Initial Purchasers in Section 3(b) hereof are true, accurate and complete, (ii) the due performance by the Initial Purchasers of the covenants and agreements in Sections 1 and 3(b) hereof and (iii) that each of the Eligible Purchasers is a QIB or a person who acquires the Notes in an “offshore transaction” and is not a “U.S. Person” (within the meaning of Regulation S under the Act), the purchase and resale of the Notes pursuant hereto (including pursuant to the Exempt Resales) is exempt from the registration requirements of the Act. No form of general solicitation or general advertising (within the meaning of Rule 502(c) under the Act) was used by the Company, any of its affiliates or any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Company makes no representation) in connection with the offer and sale of the Notes.

(rr) None of the Company, any of its affiliates or any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Company makes no representation) has engaged or will engage in any directed selling efforts within the meaning of Rule 902 under the Act with respect to the Notes, and the Company, any of its affiliates or any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Company makes no representation) has complied with and will implement the “offering restriction” within the meaning of such Rule 902.

(ss) Each of the Preliminary Offering Memorandum, the Disclosure Package and the Final Offering Memorandum, as of its date, contains all the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Act.

(tt) The Company is a “natural gas company” under the Natural Gas Act of 1938, as amended, and is not subject to any rate, financial or other regulation under the laws of any state relating to public utilities or public service companies (other than with respect to health or safety matters).

3. Purchase of the Notes by the Initial Purchasers; Agreements to Sell, Purchase and Resell. (a) The Company hereby agrees, on the basis of the representations, warranties and agreements of the Initial Purchasers contained herein and subject to all the terms and conditions set forth herein, to issue and sell to the Initial Purchasers and, upon the basis of the representations, warranties and agreements of the Company herein contained and subject to all the terms and conditions set forth herein, each Initial Purchaser agrees to purchase from the Company, at a purchase price of 98.204% of the principal amount thereof, the principal amount of the Notes set forth opposite the name of such Initial Purchaser in Schedule IV hereto. The Company will not be obligated to deliver any of the securities to be delivered hereunder except upon payment for all of the securities to be purchased as provided herein.

(b) The Initial Purchasers hereby represent and warrant to the Company that they will offer the Notes for sale upon the terms and conditions set forth in this Agreement and in the Disclosure Package and the Final Offering Memorandum. Each Initial Purchaser hereby, severally and not jointly, represents and warrants to, and agrees with, the Company that such Initial Purchaser (i) is an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Act) with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Notes; (ii) in connection with the Exempt Resales, will solicit offers to buy the Notes only from, and will offer to sell the Notes only to, the Eligible Purchasers in accordance with this Agreement and on the terms contemplated by the Disclosure Package and the Final Offering Memorandum; and (iii) will not offer or sell the Notes, nor has it offered or sold the Notes by, or otherwise engaged in, any form of general solicitation or general advertising (within the meaning of Regulation D, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising) in connection with the offering of the Notes. The Initial Purchasers have advised the Company that they will offer the Notes to Eligible Purchasers at a price initially equal to 99.704% of the principal amount thereof, plus accrued interest, if any, from the date of issuance of the Notes. Such price may be changed by the Initial Purchasers at any time thereafter without notice.

(c) Such Initial Purchaser is not acquiring the Notes with a view to any distribution thereof that would violate the Act or the securities laws of any state of the United States or any other applicable jurisdiction.

(d) Such Initial Purchaser and its affiliates or any person acting on its or their behalf has not engaged or will not engage in any directed selling efforts within the meaning of Regulation S with respect to the Notes (within the meaning of Regulation D).

(e) The sale of Notes offered and sold by such Initial Purchaser pursuant hereto in reliance on Regulation S is not part of a plan or scheme to evade the registration provisions of the Act.

(f) Such Initial Purchaser has not nor, prior to the later to occur of (A) the Closing Date and (B) completion of the distribution of the Notes, will not, use, authorize use of, refer to or distribute any material in connection with the offering and sale of the Notes other than (i) the Preliminary Offering Memorandum, the Disclosure Package, the Final Offering Memorandum, (ii) any written communication that contains no “issuer information” (as defined in Rule 433(h)(2) under the Act) that was not included (including through incorporation by reference) in the Preliminary Offering Memorandum, (iii) the Free Writing Offering Document listed on Schedule II hereto, (iv) any written communication prepared by such Initial Purchaser and approved by the Issuers in writing, or (v) any written communication relating to or that contains the terms of the Notes and/or other information that was included (including through incorporation by reference) in the Preliminary Offering Memorandum, the Disclosure Package or the Final Offering Memorandum.

(g) Each Initial Purchaser, severally and not jointly, represents and warrants to and agrees with the Company that:

(i) it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (the “FSMA”) with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom, and it has only communicated or caused to be communicated and it will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any Notes, in circumstances in which section 21(1) of the FSMA does not apply to the Company; and

(ii) in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of the Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the Notes to the public in that Relevant Member State at any time:

(A)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(B)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(C)	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this representation, the expression an “offer of Notes to the public” in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

(h) The Initial Purchasers understand that the Company and, for purposes of the opinions to be delivered to the Initial Purchasers pursuant to Sections 7(a) through (h) hereof, counsel to the Company and counsel to the Initial Purchasers, will rely upon the accuracy and truth of the foregoing representations, warranties and agreements and the Initial Purchasers hereby consent to such reliance.

4. Delivery of the Notes and Payment Therefor. Delivery to the Initial Purchasers of and payment for the Notes will be made at the office of Bingham McCutchen LLP, 399 Park Avenue, New York, New York, at 9:00 A.M., New York City time, on the Closing Date. The place of closing for the Notes and the Closing Date may be varied by agreement between the Initial Purchasers and the Company.

The Notes will be delivered to the Initial Purchasers or the Trustee as custodian for The Depository Trust Company (“DTC”) against payment by or on behalf of the Initial Purchasers of the purchase price therefore, by wire transfer in immediately available funds to such account or accounts as the Company shall specify to the Initial Purchasers prior to the Closing Date, by causing DTC to credit the Notes to the account of the Initial Purchasers at DTC. The Notes will be evidenced by one or more global securities in definitive form (the “Global Notes”) and/or by additional definitive securities, and will be registered, in the case of the Global Notes, in the name of Cede & Co. as nominee of DTC, and in the other cases, in such names and in such denominations as the Initial Purchasers shall request prior to 9:30 A. M., New York City time, on the second business day preceding the Closing Date. The Notes to be delivered to the Initial Purchasers will be made available to the Initial Purchasers in New York City for inspection and packaging not later than 9:30 A.M., New York City time, on the business day next preceding the Closing Date or as otherwise agreed upon between the Company and the Initial Purchasers.

5. Agreements of the Company. The Company agrees with the Initial Purchasers as follows:

(a) The Company will furnish to the Initial Purchasers and to counsel, without charge, such number of copies of the Final Offering Memorandum and any amendments or supplements thereto as they may reasonably request.

(b) The Company will not make any amendment or supplement to the Preliminary Offering Memorandum, the Disclosure Package or to the Final Offering Memorandum without the prior consent of the Initial Purchasers, which consent will not be unreasonably withheld or delayed.

(c) The Company will not make any offer to sell or solicitation of an offer to buy the Notes that would constitute a Free Writing Offering Document without the prior consent of the Representatives; if at any time following issuance of a Free Writing Offering Document any event occurred or occurs as a result of which such Free Writing Offering Document conflicts with the information in the Preliminary Offering Memorandum, the Disclosure Package or the Final Offering Memorandum or, when taken together with the information in the Preliminary Offering Memorandum, the Disclosure Package or the Final Offering Memorandum, includes an untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances then prevailing, not misleading, promptly after becoming aware thereof, the Company will give notice thereof to the Initial Purchasers through the Representatives and, if requested by the Representatives, will prepare and furnish without charge to each Initial Purchaser a Free Writing Offering Document or other document which will correct such conflict, statement or omission.

(d) Prior to the execution and delivery of this Agreement, the Company will have delivered or will deliver to the Initial Purchasers, without charge, in such quantities as the Initial Purchasers have requested or may hereafter reasonably request, copies of the Preliminary Offering Memorandum and the Disclosure Package. The Company consents to the use, in accordance with the securities or Blue Sky laws of the jurisdictions in which the Notes are offered by the Initial Purchasers and by dealers, prior to the date of the Disclosure Package and the Final Offering Memorandum, of each Preliminary Offering Memorandum so furnished by the Company. The Company consents to the use of the Disclosure Package and the Final Offering Memorandum in accordance with the securities or Blue Sky laws of the jurisdictions in which the Notes are offered by the Initial Purchasers and by all dealers to whom Notes may be sold, in connection with the offering and sale of the Notes.

(e) If, at any time prior to completion of the distribution of the Notes by the Initial Purchasers to Eligible Purchasers, any event occurs that in the reasonable judgment of the Company or in the reasonable opinion of counsel for the Initial Purchasers should be set forth in the Disclosure Package or the Final Offering Memorandum so that the Disclosure Package and the Final Offering Memorandum do not include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary to supplement or amend the Disclosure Package or the Final Offering Memorandum in order to comply with any law, the Company will prepare an appropriate supplement or amendment thereto, and will expeditiously furnish to the Initial Purchasers and dealers identified by the Initial Purchasers a reasonable number of copies thereof.

(f) The Company will cooperate with the Initial Purchasers and with its counsel in connection with the qualification of the Notes for offering and sale by the Initial Purchasers and by dealers under the securities or Blue Sky laws of such jurisdictions as the Initial Purchasers may designate and will file such consents to service of process or other documents necessary or appropriate in order to effect such qualification; provided, that (i) the Company will not be required to qualify as a foreign corporation or to file a general consent to service of process in any such state and (ii) the Company will not be required to subject itself to taxation (other than any nominal amount) in any such jurisdiction if not otherwise so subject.

(g) For a period of 90 days from the date of the Final Offering Memorandum, each of the Company or any of its Subsidiaries agrees not to, directly or indirectly, sell, contract to sell, grant any option to purchase, issue any instrument convertible into or exchangeable for, or otherwise transfer or dispose of, any debt securities issued or guaranteed by any of the Company or its Subsidiaries, except (i) the Exchange Notes in connection with the Exchange Offer, (ii) the concurrent offering of up to $230.0 million of Senior Notes due 2016 by Southern Star Central Gas Pipeline, Inc. or (iii) with the prior consent of Lehman Brothers Inc. and Credit Suisse Securities (USA) LLC.

(h) So long as any of the Notes are outstanding, the Company will furnish to the Initial Purchasers from time to time such other non-confidential information concerning the Company as the Initial Purchasers may reasonably request.

(i) The Company will apply the net proceeds from the sale of the Notes substantially in accordance with the description set forth in the Disclosure Package and the Final Offering Memorandum under the caption “Use of Proceeds”.

(j) None of the Company or any of its Subsidiaries has taken, nor will any of them take, directly or indirectly, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Notes to facilitate the sale or resale of the Notes. Except as permitted by the Act, each of the Company or any of its Subsidiaries will not distribute any offering material in connection with the Exempt Resales.

(k) The Company will use its commercially reasonable efforts to permit the Notes to be designated Portal MarketSM (“PORTAL”) securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. relating to trading in PORTAL and to permit the Notes to be eligible for clearance and settlement through DTC.

(l) From and after the Closing Date, so long as any of the Notes are outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Act or, if earlier, until two years after the Closing Date, and during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Company will furnish to holders of the Notes and prospective purchasers of Notes designated by such holders, upon request of such holders or such prospective purchasers, the information required to be delivered pursuant to Rule 144A(d)(4) under the Act to permit compliance with Rule 144A in connection with resale of the Notes.

(m) During the period of two years after the Closing Date or until such earlier time when all the Notes are registered under the Act, the Company will not, and will not permit any of its “affiliates” (as defined in Rule 144 under the Act) to, resell any of the Notes that constitute “restricted securities” under Rule 144 that have been reacquired by any of them.

(n) The Company agrees not to and to cause its Subsidiaries not to sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Act) that would be integrated with the sale of the Notes in a manner that would require the registration under the Act of the sale to the Initial Purchasers or the Eligible Purchasers of the Notes.

(o) In connection with the offering of the Notes, until the Initial Purchasers shall have notified the Company of the completion of the resale of the Notes, the Company agrees not to, and to use its best efforts to cause its Subsidiaries not to, either alone or with one or more other persons, offer or sell the Notes in the United States (i) by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Act or (ii) with respect to any such securities sold in reliance on Rule 903 under the Act, by means of any directed selling effort within the meaning of Rule 902 or otherwise in violation of the offering restriction requirements of Regulation S under the Act.

(p) The Company will do and perform all things required or necessary to be done and performed under this Agreement by it prior to the Closing Date, and to satisfy all conditions precedent to the Initial Purchasers’ obligations hereunder to purchase the Notes.

(q) On the Closing Date, the Company will deliver to the Initial Purchasers secretary’s certificates reasonably satisfactory to the Initial Purchasers which will include the following documents with respect to the Company: (i) charter, (ii) by-laws, (iii) other constituent documents, (iv) resolutions and (v) certificates of good standing and/or qualification to do business as a foreign corporation in such jurisdiction as the Initial Purchasers may reasonably request.

(r) On the Closing Date, the Company will cause the Initial Purchasers to receive the Registration Rights Agreement executed and delivered by duly authorized officers of the Company.

6. Expenses. The Company agrees to pay all costs, expenses, fees and taxes incident to and in connection with: (i) the preparation, printing, filing and distribution of the Preliminary Offering Memorandum, the Disclosure Package and the Final Offering Memorandum (including, without limitation, financial statements and exhibits) and all amendments and supplements thereto (including the fees, disbursements and expenses of the Company’s accountants and counsel, but excluding legal fees and expenses of the Initial Purchasers’ counsel incurred in connection therewith); (ii) the preparation, printing (including, without limitation, word processing and duplication costs) and delivery of this Agreement, the Indenture, the Registration Rights Agreement, all Blue Sky memoranda and all other agreements, memoranda, correspondence and other documents printed and delivered in connection therewith and with the Exempt Resales (but excluding legal fees and expenses of the Initial Purchasers’ counsel incurred in connection with any of the foregoing other than fees of such counsel plus reasonable disbursements incurred in connection with the preparation, printing and delivery of such Blue Sky memoranda); (iii) the issuance and delivery by the Company of the Notes and any transfer or similar taxes payable in connection therewith; (iv) the qualification of the Notes and the Exchange Notes for offer and sale under the securities or Blue Sky laws of the several states (including, without limitation, the reasonable fees and disbursements of the Initial Purchasers’ counsel relating to such registration or qualification); (v) the furnishing of such copies of the Preliminary Offering Memorandum, the Disclosure Package, the Final Offering Memorandum, and all amendments and supplements thereto, as may be reasonably requested by the Initial Purchasers for use in connection with the Exempt Resales; (vi) the preparation of certificates for the Notes (including, without limitation, printing thereof); (vii) the application for quotation of the Notes in PORTAL; (ix) the approval of the Notes by DTC for “book-entry” transfer (including the fees and expenses of the Company’s counsel); (x) the obligations of the Trustee, any agent of the Trustee and counsel for the Trustee in connection with the Indenture, the Notes and the Exchange Notes; (xi) the investor presentations made in connection with the marketing of the offering of the Notes, including, without limitation, expenses associated with the production of slides and graphics; and (xii) the performance by the Company of its other obligations under this Agreement.

7. Conditions to Initial Purchasers’ Obligations. The obligations of the Initial Purchasers hereunder are subject to the accuracy, when made and on the Closing Date, of the representations and warranties of the Company contained herein, to the performance by the Company of its obligations hereunder, and to each of the following additional terms and conditions:

(a) Bingham McCutchen LLP shall have furnished to the Initial Purchasers its written opinion, as counsel to the Company, addressed to the Initial Purchasers and dated the Closing Date, substantially in the form of Exhibit A hereto.

(b) The Initial Purchasers shall have received from Simpson Thacher & Bartlett LLP, counsel for the Initial Purchasers, such opinion or opinions and negative assurance letter, dated the Closing Date, with respect to the issuance and sale of the Notes, the Disclosure Package, the Final Offering Memorandum and other related matters as the Initial Purchasers may reasonably require, and the Company shall have furnished to such counsel such documents as they may reasonably request for the purpose of enabling them to pass upon such matters.

(c) At the time of execution of this Agreement, the Initial Purchasers shall have received from Ernst & Young LLP a letter, in form and substance satisfactory to the Initial Purchasers, addressed to the Initial Purchasers and dated the date hereof (i) confirming that they are independent registered public accountants within the meaning of the Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission and (ii) stating, as of the date hereof (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Disclosure Package and the Final Offering Memorandum, as of a date not more than three days prior to the date hereof), the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to Initial Purchasers in connection with registered public offerings.

(d) With respect to the letter of Ernst & Young LLP referred to in the preceding paragraph and delivered to the Initial Purchasers concurrently with the execution of this Agreement (the “Initial Letter”), the Company shall have furnished to the Initial Purchasers a letter (the “Bring-Down Letter”) of such accountants, addressed to the Initial Purchasers and dated the Closing Date (i) confirming that they are independent registered public accountants within the meaning of the Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission, (ii) stating, as of the Closing Date (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Disclosure Package and the Final Offering Memorandum, as of a date not more than three days prior to the date of the Bring-Down Letter), the conclusions and findings of such firm with respect to the financial information and other matters covered by the Initial Letter and (iii) confirming in all material respects the conclusions and findings set forth in the Initial Letter.

(e) The Company shall have furnished to the Initial Purchasers a certificate, dated the Closing Date, of its Chairman of the Board, its President, a Vice President or its chief financial officer stating that:

(i) The representations and warranties made by the Company with respect to the Company and its Subsidiaries in Section 2 hereof are true and correct as of the Closing Date and that the Company has complied with all its agreements contained herein and have fulfilled all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; and

(ii) They have carefully examined the Disclosure Package and the Final Offering Memorandum and, in their opinion (A) the Disclosure Package, as of its date and as of the Applicable Time, did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the Final Offering Memorandum, as of its date and as of the Closing Date, did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and (B) since the date of the Disclosure Package and the Final Offering Memorandum, no event has occurred which should have been set forth in a supplement or amendment to the Disclosure Package or the Final Offering Memorandum.

(f) Neither the Company nor any of its Subsidiaries has sustained, since the date of the latest financial statements included in the Disclosure Package, any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, or otherwise or that would, individually or in the aggregate, result in a Material Adverse Effect other than as set forth or contemplated in the Disclosure Package and the Final Offering Memorandum; and, since such date, other than as described or contemplated in the Disclosure Package and the Final Offering Memorandum there has not been any change in the capital stock or material increase in the long-term debt of the Company or any of its Subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the management, condition, financial or otherwise, stockholder’s equity, results of operations or business of the Company or any of its Subsidiaries, otherwise than as set forth or contemplated in the Disclosure Package and the Final Offering Memorandum.

(g) Subsequent to the execution and delivery of this Agreement, (i) no downgrading shall have occurred in the rating accorded the Company’s debt securities by any “nationally recognized statistical rating organization,” as that term is defined by the Commission for purposes of Rule 436(g)(2) of the Rules and Regulations, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s debt securities.

(h) Subsequent to the Applicable Time or, if earlier, the dates as of which information is given in the Disclosure Package, there shall not have been (i) trading in securities generally on the New York Stock Exchange, the Nasdaq National Market or the American Stock Exchange or in the over-the-counter market, or trading in any securities of the Company on any exchange or in the over-the-counter market, has been suspended or minimum prices have been established for such securities on any such exchange or such market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction; (ii) a material disruption in securities settlement, payment or clearance services in the United States; (iii) a banking moratorium has been declared by Federal or state authorities; or (iv) the occurrence of any other calamity, crisis (including without limitation as a result of terrorist activities or outbreak or escalation of hostilities), or material adverse change in general economic, political or financial conditions (or the effect of international conditions on the financial markets in the United States shall be such) as to make it, in the judgment of the Representatives, impracticable or inadvisable to proceed with the offering or delivery of the

Notes being delivered on the Closing Date or that, in the judgment of the Representatives, would materially and adversely affect the financial markets or the markets for the Notes and other debt securities.

(i) The Notes shall have been designated for trading in PORTAL.

(j) The Company shall have executed the Registration Rights Agreement and the Initial Purchasers shall have received an original copy thereof, duly executed by the Company.

(k) The Company and the Trustee shall have executed the Indenture and the Initial Purchasers shall have received original copies thereof, duly executed by the Company and the Trustee.

(1)There shall exist at and as of the Closing Date no condition that would constitute a default (or an event that with notice or lapse of time, or both, would constitute a default) under any Transaction Document as in effect at the Closing Date.

All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof if they are in the form required by the Agreement or otherwise in form and substance reasonably satisfactory to counsel for the Initial Purchasers.

8. Indemnification and Contribution.

(a) The Company will indemnify and hold harmless each Initial Purchaser, its directors, officers and employees and each person, if any, who controls any Initial Purchaser within the meaning of the Act, from and against any loss, claim, damage or liability, or any action in respect thereof (including, but not limited to, any loss, claim, damage, liability or action relating to purchases and sales of Notes), to which such Initial Purchaser, director, officer, employee or controlling person may become subject, under the Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained (A) in any Free Writing Offering Document, Preliminary Offering Memorandum, the Disclosure Package or the Final Offering Memorandum or in any amendment or supplement thereto or (B) in any Blue Sky application or other document prepared or executed by the Company (or based upon any written information furnished by the Company) specifically for the purpose of qualifying any or all of the Notes under the securities laws of any state or other jurisdiction (any such application, document or information being hereinafter called a “Blue Sky Application”) or (ii) the omission or alleged omission to state in the Preliminary Offering Memorandum, the Disclosure Package or the Final Offering Memorandum, or in any amendment or supplement thereto, or in any Blue Sky Application, or in any Free Writing Offering Document, a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (iii) any act or failure to act or any alleged act or failure to act by any Initial Purchaser in connection with, or relating in any manner to, the Notes or the offering contemplated hereby, and which is included as part of or referred to in any loss, claim, damage, liability or action arising out of or based upon matters covered by clause (i) or (ii) above

(provided that the Company will not be liable under this clause (iii) to the extent that it is determined in a final judgment by a court of competent jurisdiction that such loss, claim, damage, liability or action resulted directly from any such acts or failures to act undertaken or omitted to be taken by the Initial Purchasers through their gross negligence or willful misconduct), and will reimburse the Initial Purchasers and each such director, officer, employee or controlling person promptly upon demand for any legal or other expenses reasonably incurred by the Initial Purchasers, director, officer, employee or controlling person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in the Preliminary Offering Memorandum, the Disclosure Package or the Final Offering Memorandum, or in any such amendment or supplement thereto, or in any Blue Sky Application, in reliance upon and in conformity with written information concerning the Initial Purchasers furnished to the Company through the Representatives specifically for inclusion therein, which information consists solely of the information contained in paragraph (e) hereof. The foregoing indemnity agreement is in addition to any liability which the Company may otherwise have to any Initial Purchaser or to any director, officer, employee or controlling person of any Initial Purchaser.

(b) Each Initial Purchaser, severally and not jointly, will indemnify and hold harmless the Company, its directors, officers and employees and each person, if any, who controls the Company within the meaning of the Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof, to which the Company or any such director, officer, employee or controlling person may become subject, under the Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained (A) in any Preliminary Offering Memorandum, Free Writing Offering Document, Disclosure Package or the Final Offering Memorandum, or in any amendment or supplement thereto or (B) in any Blue Sky Application or (ii) the omission or alleged omission to state in any Preliminary Offering Memorandum, Disclosure Package or the Final Offering Memorandum, or in any amendment or supplement thereto, or in any Blue Sky Application a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, but in each case only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information concerning the Initial Purchasers furnished to the Company through the Representatives specifically for inclusion therein, which information consists solely of the information contained in paragraph (e) hereof, and will reimburse the Company and any such director, officer, employee or controlling person for any legal or other expenses reasonably incurred by the Company or any such director, officer, employee or controlling person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred. The foregoing indemnity agreement is in addition to any liability which such Initial Purchaser may otherwise have to the Company or any such director, officer, employee or controlling person of the Company.

(c) Promptly after receipt by an indemnified party under this Section 8 of notice of any claim or the commencement of any action, the indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify the indemnifying party will not relieve it from any liability which it may have under this Section 8 except to the extent it has been materially prejudiced by such failure and, provided further, that the failure to notify the indemnifying party will not relieve it from any liability which it may have to an indemnified party otherwise than under this Section 8. If any such claim or action is brought against an indemnified party, and it notifies the indemnifying party thereof, the indemnifying party will be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party will not be liable to the indemnified party under this Section 8 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the Initial Purchasers will have the right to employ counsel to represent the Initial Purchasers and their directors, officers, employees and controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Initial Purchasers against the Company under this Section 8 if, in the reasonable judgment of counsel for the Initial Purchasers, it is advisable for the Initial Purchasers and those directors, officers, employees and controlling persons to be represented by separate counsel, and in that event the fees and expenses of such separate counsel will be paid by the Company, but in no event shall the Company be liable for the fees and expenses of more than one separate counsel in any jurisdiction. No indemnifying party will (i) without the prior written consent of the indemnified parties (which consent will not be unreasonably withheld or delayed), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action), unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and does not include any findings of fault or admission of fault or culpability as to the indemnified party, or (ii) be liable for any settlement of any such action effected without its written consent (which consent will not be unreasonably withheld or delayed), but if settled with the consent of the indemnifying party or if there be a final judgment of the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

(d) If the indemnification provided for in this Section 8 is for any reason unavailable or insufficient to hold harmless an indemnified party under Section 8(a) or 8(b) in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to therein, then each indemnifying party will, in lieu of indemnifying such indemnified party, severally contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchasers on the other from the offering of the Notes or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above, but also the relative fault of the Company on the one hand and the Initial Purchasers on the other with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Initial Purchasers on the other with respect to such offering will be deemed to be in the same proportion as the total net proceeds from the offering of the Notes purchased under this Agreement (before deducting expenses) received by the Company, on the one hand, and the total discounts and commissions received by the Initial Purchasers with respect to the Notes purchased under this Agreement, on the other hand, bear to the total gross proceeds from the offering of the Notes under this Agreement. The relative fault will be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or the Initial Purchasers, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Initial Purchasers agree that it would not be just and equitable if contributions pursuant to this Section were to be determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this Section will be deemed to include, for purposes of this Section 8(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8(d), each Initial Purchaser will not be required to contribute any amount in excess of the amount by which the total discounts and commissions received by it exceeds the amount of any damages which such Initial Purchaser has otherwise paid or become liable to pay by reason of any untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e) The Initial Purchasers confirm and the Company acknowledges that the names of the Initial Purchasers on the cover page and back cover, the statements with respect to the offering of the Notes by the Initial Purchasers set forth on the last paragraph of the cover page, the first sentence of the first paragraph on page i, the address of Lehman Brothers Inc. on page i, the third sentence of the second paragraph of the risk factor entitled “An active trading market may not develop for the notes, and you may not be able to resell the notes” on page 14, the fifth sentence of the sixth paragraph of text in the section entitled “Plan of Distribution”, the seventh paragraph in the section entitled “Plan of Distribution” and the tenth paragraph in the section entitled “Plan of Distribution” in the Final Offering Memorandum are correct and constitute the only information concerning the Initial Purchasers furnished in writing to the Company by the Representatives on behalf of the Initial Purchasers specifically for inclusion in the Final Offering Memorandum.

9. Default by One or More of the Initial Purchasers. If one or more of the Initial Purchasers shall fail at the Closing Date to purchase Notes which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the remaining Initial Purchasers shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Initial Purchasers, or any other Initial Purchasers, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth: if, however, the Initial Purchasers shall not have completed such arrangements within such 24-hour period, then:

(a) if the number of Defaulted Securities does not exceed 10% of the aggregate principal amount of the Notes to be purchased hereunder, each of the non-defaulting Initial Purchasers shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective purchase obligations hereunder with respect to the Notes bear to the purchase obligations of all non-defaulting Initial Purchasers with respect to the Notes; provided, however, that no non-defaulting Initial Purchaser shall be obligated by this provision to purchase more than 110% of the principal amount of Notes that it agreed to purchase pursuant to the terms of Section 3, or

(b) if the number of Defaulted Securities exceeds 10% of the aggregate principal amount of the Notes to be purchased hereunder, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser.

No action taken pursuant to this Section shall relieve any defaulting Initial Purchaser from liability in respect of its default.

As used herein, the term “Initial Purchaser” includes any person substituted for an Initial Purchaser under this Section 9.

10. Termination. The obligations of the Initial Purchasers hereunder may be terminated by the Initial Purchasers by notice given to and received by the Company prior to delivery of and payment for the Notes if, prior to that time, any of the events described in Sections 7(f), (g) or (h) has occurred or if the Initial Purchasers declines to purchase the Notes for any reason permitted under this Agreement.

11. Reimbursement of Initial Purchasers’ Expenses. If the Company fails to tender the Notes for delivery to the Initial Purchasers by reason of any failure, refusal or inability on the part of the Company to perform any agreement on its part to be performed, or because any other condition of the obligations hereunder required to be fulfilled by the Company or any of its Subsidiaries is not fulfilled, the Company will reimburse the Initial Purchasers for all reasonable out-of-pocket expenses (including reasonable fees and disbursements of counsel) incurred by the Initial Purchasers in connection with this Agreement and the proposed purchase of the Notes, and upon demand the Company will pay the full amount thereof to the Initial Purchasers.

12. Notices, etc. All statements, requests, notices and agreements hereunder will be in writing, and:

(a) if to the Initial Purchasers, will be delivered or sent by hand or overnight delivery, mail, telex or facsimile transmission to Lehman Brothers Inc., 745 Seventh Avenue, New York, New York 10019, Attention: Debt Capital Markets, Power Group (Fax: (212) 526-0943) (with a copy to the General Counsel at the same address) and with a copy to Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, Attention: Kenneth B. Wallach (Fax: (212) 455-2502);

(b) if to the Company, will be delivered or sent by hand or overnight delivery, mail or facsimile transmission to Southern Star Central Corp., 4700 Highway 56, Owensboro, Kentucky 42301, Attention: Beverly Griffith (Fax: (270) 852-5010), with a copy to Bingham McCutchen LLP, 399 Park Avenue, New York, NY 10022, Attention: Tara Higgins (Fax: (212) 752-5378). Any such statements, requests, notices and agreements will take effect at the time of receipt thereof.

13. Persons Entitled to Benefit of Agreement. This Agreement will inure to the benefit of and be binding upon the Initial Purchasers, the Company and their respective successors. This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that (i) the representations, warranties, indemnities and agreements of the Company contained in this Agreement will also be deemed to be for the benefit of directors of the Initial Purchasers, officers of the Initial Purchasers and the person or persons, if any, who control the Initial Purchasers within the meaning of Section 15 of the Act and (ii) the indemnity agreement of the Initial Purchasers contained in Section 8(b) of this Agreement will be deemed to be for the benefit of directors of the Company, officers of the Company and any person controlling the Company within the meaning of Section 15 of the Act. Nothing in this Agreement is intended or will be construed to give any person, other than the persons referred to in this Section 13, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

14. Survival. The respective indemnities, representations, warranties and agreements of the Company and the Initial Purchasers contained in this Agreement or made by or on behalf of any of them, respectively, pursuant to this Agreement, will survive the delivery of and payment for the Notes and will remain in full force and effect, regardless of any investigation made by or on behalf of any of them or any person controlling any of them.

15. Definitions. For purposes of this Agreement, (i) “business day” means any day on which the New York Stock Exchange, Inc. is open for trading, (ii) “Person” means a natural person, corporation, partnership, limited partnership, limited liability company, trust or unincorporated organization or similar entity, or a governmental authority and (iii) “Execution Time” shall mean the date and time this Agreement is executed and delivered by the parties hereto.

16. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York.

17. No Fiduciary Duty. The Company acknowledges and agrees that in connection with this offering, or any other services the Initial Purchasers may be deemed to be providing hereunder, notwithstanding any preexisting relationship, advisory or otherwise, between the parties or any oral representations or assurances previously or subsequently made by the Initial Purchasers: (i) no fiduciary or agency relationship between the Company and any other person, on the one hand, and the Initial Purchasers, on the other, exists; (ii) the Initial Purchasers are not acting as advisors, expert or otherwise, to the Company, including, without limitation, with respect to the determination of the purchase price of the Notes, and such relationship between the Company, on the one hand, and the Initial Purchasers, on the other, is entirely and solely commercial, based on arms-length negotiations; (iii) any duties and obligations that the Initial Purchasers may have to the Company shall be limited to those duties and obligations specifically stated herein; and (iv) the Initial Purchasers and their respective affiliates may have interests that differ from those of the Company. The Company hereby waives any claims that the Company may have against the Initial Purchasers with respect to any breach of fiduciary duty in connection with the Notes.

18. Counterparts. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts will each be deemed to be an original but all such counterparts will together constitute one and the same instrument.

19. Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

[The remainder of this page is intentionally left blank.]

If the foregoing correctly sets forth the agreement between the Company and the Initial Purchasers, please indicate your acceptance in the space provided for that purpose below.

Very truly yours,

SOUTHERN STAR CENTRAL CORP.

By:	/s/ Susanne W. Harris
Name: Susanne W. Harris Title: Vice President, CFO and Treasurer

Accepted:

LEHMAN BROTHERS INC.

By:	/s/ illegible
Authorized Representative

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Jeffrey A. Ball
Authorized Representative

SCHEDULE I

Pricing Term Sheet

Issuer:	Southern Star Central Corp.

Ratings:

Principal Amount:	$ 200,000,000

Security Type:	Senior Notes

Legal Format:	Exempt from registration under Rule 144A/Reg S with registration rights

Settlement Date:	April 13, 2006

Maturity Date:	March 1, 2016

Issue Price:	99.704%

Coupon:	6.750%

Benchmark Treasury:	4.500% due February 15, 2016

Spread to Benchmark:	190 basis points (1.90%)

Treasury Strike:	4.893%

All-in Yield:	6.793%

Interest Payment Dates:	Semi-annually on March 1 and September 1, commencing on September 1, 2006

Redemption Provisions:

Redeemable at any time prior to March 1, 2011 at an amount Plus a make-whole premium, using a discount rate of Treasury plus 0.50%. On or after March 1, 2011 redeemable at time, in whole or in part, at a premium declining to par thereafter:

2011 – 103.375%

2012 – 102.250%

2013 – 101.125%

2014 – 100.000%

Equity Claw Provision:	Prior to March 1, 2009, may redeem up to 35% of the notes with the net cash proceeds of certain equity offerings at a redemption price of 106.75%.

Denominations:	$2,000

Underwriters:	Lehman Brothers (50%) Credit Suisse (50%)

I-1

SCHEDULE II

Free Writing Offering Documents

None.

II-1

SCHEDULE III

List of Subsidiaries

Southern Star Central Gas Pipeline, Inc.

Western Frontier Pipeline Company, L.L.C.

III-1

SCHEDULE IV

Initial Purchasers	Principal Amount of Notes to be Purchased
Lehman Brothers Inc.	$100,000,000
Credit Suisse Securities (USA) LLC	$100,000,000

Total	$200,000,000

IV-1

EXHIBIT A

Form of Opinion of Bingham McCutchen LLP,

Based on the foregoing, and subject to the further qualifications set forth below, we are of the opinion that:

1)	The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power to own, lease and operate its property and to conduct its business as described in the Preliminary Offering Memorandum and the Final Offering Memorandum, and to execute, deliver and perform the Transaction Documents to which it is a party.

2)	The Purchase Agreement has been duly authorized, executed and delivered by the Company.

3)	The Notes have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Purchasers in accordance with the terms of the Purchase Agreement, will be entitled to the benefits of the Indenture and will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4)	Each of the Indenture, and the Registration Rights Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

5)	The Exchange Notes have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Notes in accordance with the Indenture and the Exchange Offer, will be entitled to the benefits of the Indenture and will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

6)	Each Chosen-Law Provision is enforceable in accordance with New York General Obligations Law section 5-1401, as applied by a New York State court or a federal court sitting in New York and applying New York choice of law principles.

7)	The Indenture, the Registration Rights Agreement, and the Notes conform as to legal matters in all material respects, in summary form, to the descriptions thereof contained in the Preliminary Offering Memorandum and the Final Offering Memorandum.

8)	No consent, approval, authorization or order of, or filing with, any governmental agency, public body or any court of the State of New York or of the United States of America is required under New York Law, Federal Law or the DGCL for the execution, delivery or performance of the Purchase Agreement, the Indenture or the Registration Rights Agreement or in connection with the issuance or sale of the Notes by the Company, except (A) such as may be required under state securities laws, for the filing of applicable Registration Statements in connection with the Exchange Offer with the Securities and Exchange Commission (“SEC”) and the receipt of the order of the SEC declaring such Registration Statements effective, or (C) any consent, approval, authorization, filing, notification or other action that either has been or prior to the Closing Date will be obtained or made.

9)	To our knowledge and except as set forth in the Preliminary Offering Memorandum and the Final Offering Memorandum in Annex A—Form 10-K Notes To The Consolidated Financial Statements—“Legal Issues”, but without having investigated any governmental records or court dockets, and without having made any other independent investigation, there is no action, suit or proceeding pending or threatened against the Company before any court or arbitrator or any governmental body, agency or official, which if determined adversely to the Company, would reasonably be expected to affect materially and adversely the ability of the Company to perform its obligations under the Transaction Documents.

10)	The execution, delivery and performance by the Company of each of the Transaction Documents to which it is a party and compliance with the provisions thereof, after giving effect to the offering and sale of the Notes and the application of the proceeds therefrom (including the use of the proceeds by Southern Star Central Gas Pipeline, Inc. with respect to its concurrent debt offering) as described in the Preliminary Offering Memorandum and the Final Offering Memorandum, (i) will not result in a breach or default (or give rise to any right of termination, cancellation or acceleration) under any agreement binding on the Company listed on Schedule I hereto, (ii) will not violate any of the provisions of the Governing Documents of the Company or any federal or New York law, statute, rule or regulation, or the DGCL, or, to our knowledge, any judgment, order, writ, injunction or decree of any court or other tribunal binding on the Company.

11)

Assuming (i) the accuracy of the representations and agreements of the Company in Section 2 of the Purchase Agreement, and (ii) the accuracy of, and compliance with, the representations and agreements of the Purchasers in Section 3 of the Purchase Agreement, it is not necessary in connection with (A) the offer, sale and delivery of the Notes by the Company to the Purchasers or (B) the initial resale of the Notes by the

Purchasers, in each case in the manner contemplated by the Purchase Agreement, the Indenture and the Final Offering Memorandum, to register the Notes under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) (it being understood that we express no opinion as to any other offer or resale of any Notes).

12)	The Company is not and, immediately after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Preliminary Offering Memorandum and the Final Offering Memorandum, will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

13)	The statements in the Preliminary Offering Memorandum and the Final Offering Memorandum under the caption “Certain United States Federal Income Tax Considerations to Non-United States Holders”, insofar as such statements constitute a summary of the United States federal income tax laws referred to therein, fairly summarize in all material respects the United States federal income tax laws referred to therein.

14)	The statements in the Preliminary Offering Memorandum and the Final Offering Memorandum under the caption “Description of Notes,” insofar as such statements constitute summaries of the legal matters or documents referred to therein, fairly summarize in all material respects the matters referred to therein.

In addition, we have participated in conferences with officers and other representatives of the Company, representatives of the independent public accountants for the Company, and representatives of the Purchasers and their counsel in connection with the preparation of the Disclosure Package and the Final Offering Memorandum and have considered the matters and the statements contained therein and, although we are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements contained therein (except as provided above in paragraphs 13 and 14), on the basis of the foregoing, we hereby confirm that no facts have come to our attention that have caused us to believe that the Disclosure Package, as of the Applicable Time, or the Final Offering Memorandum, as of its date and as of the date hereof, (except in each case for the financial statements and notes thereto, schedules and other statistical or financial data included therein, as to which we express no belief), contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

EXHIBIT B

Form of Registration Rights Agreement